EXHIBIT (8)(a)(1)

AMENDMENT No. 2 TO PARTICIPATION AGREEMENT

(ALLIANCEBERNSTEIN)

AMENDMENT NO. 2

TO

PARTICIPATION AGREEMENT

Amendment No. 2 to the Participation Agreement (the “Agreement”), dated as of May 1, 2001, between TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY (“Insurer”) (formerly AUSA LIFE INSURANCE COMPANY, INC.); AFSG SECURITIES CORPORATION (“Contracts Distributor”) (together Insurer and Contracts Distributor, the “Company”) ; ALLIANCE CAPITAL MANAGEMENT L.P. (“Adviser”); and ALLIANCEBERNSTEIN INVESTMENT RESEARCH AND MANAGEMENT, INC. (formerly, ALLIANCE FUND DISTRIBUTORS, INC.) (“Distributor”).

WHEREAS, the Company, Adviser, and Distributor heretofore entered into a Participation Agreement dated May 1, 2001, with regard to separate accounts established for variable life insurance and/or variable annuity contracts offered by the Company; and

WHEREAS, the Company, Adviser, and Distributor desire to amend Schedule A to the Agreement in accordance with the terms of the Agreement.

The following is added under Section 4. Legal Compliance:

Section 4.7 Market Timing

Company represents and warrants that it has reviewed each Fund’s policy regarding frequent trading and market timing of shares and will use its best efforts to implement Fund’s procedures reasonably designed to prevent its contract owners from engaging in frequent trading and/or market timing of Participating Fund shares that would violate such policy. Company will cooperate with the Participating Funds to enforce the market timing policies disclosed in the Participating Fund’s prospectuses. As permitted by law, the Company agrees to cooperate fully with the Distributor for the purpose of preventing “market timing”, and will upon request furnish the Distributor such information as Distributor may consider necessary or desirable to review the possible existence and extent of “market timing” by any contract owner. The Company will take any and all such actions as the Distributor may reasonably request in order to terminate any pattern of trading that the Distributor considers to be “market timing”, including imposing limitations on a contract owner’s ability to purchase or exchange shares of the Fund.

WHEREAS, Schedule A of the Agreement is hereby deleted in its entirety and replaced with the following:

AMENDED SCHEDULE A

SEPARATE ACCOUNTS, CONTRACTS AND PORTFOLIOS

Name of Separate Account and Date Established by the Board of Directors	SEC File Numbers of the Contracts Funded	Portfolios
Separate Account VA BNY September 27, 1994	33 Act File No. 033-83560 40 Act File No. 811-08750 (Transamerica Landmark Variable Annuity)	• AllianceBernstein Growth & Income Portfolio • AllianceBernstein Large Cap Growth Portfolio

Separate Account VA QNY August 13, 1996	33 Act File No. 333-110048 40 Act File No. 811-07793 (Flexible Premium Variable Annuity – E)	• AllianceBernstein Large Cap Growth Portfolio • AllianceBernstein Global Technology Portfolio

Separate Account TFLIC VNY December 14, 2004	33 Act File No. 333-122235 40 Act File No. 811-21703 (Advisor’s Edge® NY Variable Annuity)	• AllianceBerrnstein Growth Portfolio – Class B • AllianceBerrnstein Large Cap Growth Portfolio – Class B • AllianceBerrnstein Global Technology Portfolio – Class B

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Effective Date: May 2, 2005

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY		ALLIANCE CAPITAL MANAGEMENT LP By: Alliance Capital Management Corporation, its General Partner

By:	/s/ Priscilla I. Hechler	By:	/s/ Marc O. Mayer
Name:	Priscilla I. Hechler	Name:	Marc O. Mayer
Title:	Assistant Vice President and Assistant Secretary	Title:	Executive Vice President

AFSG SECURITIES CORPORATION		ALLIANCEBERNSTEIN INVESTMENT RESEARCH AND MANAGEMENT, INC.

By:	/s/ Priscilla I. Hechler	By:	/s/ Stephen Scanlon
Name:	Priscilla I. Hechler	Name:	Stephen Scanlon
Title:	AVP and Assistant Secretary	Title:	Senior Vice President